Exhibit 99.1

WMALT 2005-5

Preliminary Structure – Paydown Rules (As of 06/06/05)

Group 3

1.      At the beginning of each pay period, the following variables are set:

a.       Fixed_amount_1 = $1,000

b.      Fixed_amount_2 = For Period 1 - 12 ($7,000,000), 13 – 24 ($10,000,000), 25 – 36 ($8,500,000), 37 – 48 ($6,500,000) and 49 – 360 ($5,000,000).

2.      Pay the accretion from Class 3A3 in the following manner:

a.       Pay Class 3A2, Class 3A7 and Class 3A8 pro-rata in the aggregate up to Fixed_amount_1 for the period until retired.

b.      Pay Class 3A1 and Class 3A5 pro-rata in the aggregate up to Fixed_amount_2 for the period until retired.

c.       Pay Class 3A2, Class 3A7 and Class 3A8 pro-rata until retired.

d.      Pay Class 3A1 and Class 3A5 pro-rata until retired.

e.       Pay Class 3A3 until retired.

3.      Pay Class 3A4 its priority amount until retired.

4.      Pay Class 3A2, Class 3A7 and Class 3A8 pro-rata in the aggregate up to Fixed_amount_1 for the period until retired.

5.      Pay Class 3A1 and Class 3A5 pro-rata in the aggregate up to Fixed_amount_2 for the period until retired.

6.      Pay Class 3A2, Class 3A7 and Class 3A8 pro-rata until retired.

7.      Pay Class 3A1 and Class 3A5 pro-rata until retired.

8.      Pay Class 3A4 until retired.

Collateral:    70% 30yr Conforming ALT-A and 30% Jumbo ALT-A.

Size:    ~$845mm

Passthru Rate:  5.50%

Pricing Speed:  100% PPC (8 6-> 20 18CPR / 12 months)

NAS Bonds:   Class 3A4.  Locked out of scheduled and prepay for 60 months. The priority fraction is (Balance of Total NAS / Total Non-PO Balance).  This is the same NAS as in the WMALT 2005-1 deal.

Super-NAS:  None.

Z-Bonds:    Class 3A3.

AAA Support:  None.

Floaters:   For Class 3A7: Rate = 1_Mo_LIBOR plus 0.60, Floor = 0.60%, Cap = 7.5%.  The initial coupon is 3.73%.  Zero day delay.  For Class 3A5: Rate = 1_Mo_LIBOR plus 0.40, Floor = 0.40%, Cap = 9.0%.  The initial coupon is 3.53%.  Zero day delay.

Inverse IO:  For Class 3A6: Rate = 5.10 minus 1_Mo_LIBOR.  Floor = 0.0%, Cap = 5.10%.  Notional balance follows Class 3A5.  The initial coupon is 1.97%.  Zero day delay.

Inverse Floater:  For Class 3A8: Rate = 18.975 - (1_Mo_LIBOR * 2.75).  Floor = 0.0%, Cap = 18.975%.  The initial coupon is 10.3675%.  Zero day delay.

Cap Contract:  For Class 3A5: The Cap contract was generated at the pricing speed and will extend the expected life of the bond.  The cap contract will be in effect through the November 25, 2013 pay date.  The lower strike will be 5.10% and the upper strike will be 8.60%.  The cap of the floater in any given period will be 9.00%.  The cap contract is for Class 3A5 and will not be available for Class 3A6.  The notional balance of the cap contract will never exceed the balance of Class 3A5.  The cap contract will accrue on a 30/360 basis.  The cap counterparty is currently unknown.

Init LIBOR:  3.13% for all floating rate classes.

Notes

Closing date:        6/30/2005

Accrual date:      6/01/2005

Floater accrual date:    6/25/2005

First pay date:      7/25/2005

Clean-up call:         10%